Leader Funds Trust 485BPOS

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 24 and Amendment No. 26 to the Registration Statement on Form N-1A of Leader Funds Trust and to the use of our report dated November 21, 2025 on the financial statements and financial highlights of Leader Capital Short Term High Yield Bond Fund and Leader Capital High Quality Income Fund, each a series of Leader Funds Trust, appearing in Form N-CSR for the year ended July 31, 2025, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

November 26, 2025